Exhibit 10.25

DRIVEN BRANDS HOLDINGS INC.

2021 OMNIBUS INCENTIVE PLAN

NONQUALIFIED OPTION AWARD AGREEMENT

THIS NONQUALIFIED OPTION AWARD AGREEMENT (this “Agreement”), is entered into as of [DATE] (the “Date of Grant”), by and between Driven Brands Holdings Inc., a Delaware corporation (the “Company”), and [NAME] (the “Participant”). Capitalized terms used in this Agreement and not otherwise defined herein have the meanings ascribed to such terms in the Driven Brands Holdings Inc. 2021 Omnibus Incentive Plan, as amended, restated or otherwise modified from time to time in accordance with its terms (the “Plan”).

R E C I T A L S:

WHEREAS, Driven Investor LLC, the former parent of the Company (“DI LLC”), and the Participant entered into a Profits Interest Award Agreement dated [DATE] (the “PI Agreement”), pursuant to the terms of the Driven Investor LLC Equity Incentive Plan (the “DI LLC Plan”), under which DI LLC issued the Participant Class B Common Units of DI LLC (the “Profits Interests Units”);

WHEREAS, in connection with the liquidation of DI LLC pursuant to and in accordance with the terms of the Limited Liability Company Agreement of Driven Investor LLC, dated as of August 3, 2020, as amended, modified or supplemented from time to time (the “DI LLC Operating Agreement”), undertaken in connection with the initial public offering of shares of Common Stock (the “IPO”), the Participant shall receive a distribution of shares of Common Stock held by DI LLC, a portion of which shares shall be vested (to the extent that the corresponding portion of the Profits Interest Units were vested immediately prior to such liquidation), and a portion of which shares shall be unvested (to the extent that the corresponding portion of the Profits Interest Units were unvested immediately prior to such liquidation);

WHEREAS, the unvested shares of Common Stock received in respect of the unvested Profits Interest Units are subject to that certain Restricted Stock Award Agreement dated as of even date herewith (the “Restricted Stock Award Agreement”) among the Company, DI LLC and the Participant;

WHEREAS, the Company has adopted the Plan, pursuant to which options to acquire shares of Common Stock may be granted (“Options”); and

WHEREAS, in connection with the IPO, the Committee has determined that it is in the best interests of the Company and its stockholders to grant the award provided for herein to the Participant on the terms and subject to the conditions set forth herein. NOW, THEREFORE, for and in consideration of the premises and the covenants of the parties contained in this Agreement, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, for themselves, their successors and assigns, hereby agree as follows:

1. Grant of Option.

(a) Grant. The Company hereby grants to the Participant an Option to purchase [____] shares of Common Stock (such shares, the “Option Shares”), on the terms and subject to the conditions set forth in this Agreement and as otherwise provided in the Plan. The Option is not intended to qualify as an Incentive Stock Option. The Exercise Price shall be $[___] per Option Share.

(b) Incorporation by Reference. The provisions of the Plan are incorporated herein by reference. Except as otherwise expressly set forth herein, this Agreement shall be construed in accordance with the provisions of the Plan and any interpretations, amendments, rules and regulations promulgated by the Committee from time to time pursuant to the Plan. The Committee shall have final authority to interpret and construe the Plan and this Agreement and to make any and all determinations under them, and its decision shall be binding and conclusive upon the Participant and the Participant’s beneficiary in respect of any questions arising under the Plan or this Agreement. The Participant acknowledges that the Participant has received a copy of the Plan and has had an opportunity to review the Plan and agrees to be bound by all the terms and provisions of the Plan.

2. Vesting. As of the Date of Grant, a portion of the Options are vested and a portion of the Options are unvested, as set forth on Exhibit A attached hereto. The unvested Options granted under this Agreement shall vest in accordance with the terms of Exhibit A.

3. Expiration.

(a) In no event shall all or any portion of the Option be exercisable after the tenth annual anniversary of the Date of Grant (such ten-year period, the “Option Period”); provided, that if the Option Period would expire at a time when trading in the shares of Common Stock is prohibited by the Company’s securities trading policy (or Company-imposed “blackout period”), the Option Period shall be automatically extended until the 30th day following the expiration of such prohibition (but not to the extent that any such extension would otherwise violate Section 409A of the Code).

(b) If, prior to the end of the Option Period, the Participant’s employment with, directorship with, or engagement to provide services to, the Company and all Subsidiaries is terminated without Cause or by the Participant for Good Reason (if applicable), then the Option shall expire on the earlier of the last day of the Option Period and the date that is 90 days after the date of such termination or with respect to any Performance-Vesting Option that vests following such termination or employment or service in accordance with Section 3(c)(i) of Exhibit A, the 90th day following the applicable vesting date, if later.

(c) If (i) the Participant’s employment with, directorship with, or engagement to provide services to, the Company and all Subsidiaries is terminated prior to the end of the Option Period on account of his or her Disability, (ii) the Participant dies while still a director of, or still in the employ or engagement of the Company or a Subsidiary or (iii) the Participant dies following a termination described in subsection (b) above but prior to the expiration of an Option, the Option shall expire on the earlier of the last day of the Option Period and the date that is one (1) year after the date of death or termination on account of Disability of the Participant, as applicable, or, with respect to any Performance-Vesting Option that vests following such termination or employment or service in accordance with Section 2 above, the 90th day following the applicable vesting date, if later.

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(d) If, prior to the end of the Option Period, the Participant’s employment with, directorship with, or engagement to provide services to, the Company and all Subsidiaries is terminated for Cause or by the Participant without Good Reason (if applicable), the Option (whether vested or unvested) shall expire immediately upon such termination.

4. Method of Exercise and Form of Payment. No portion of the Option shall be exercisable unless vested. No Option Shares shall be delivered pursuant to any exercise of the Option until the Participant has paid in full to the Company the Exercise Price and an amount equal to any U.S. federal, state, local and non-U.S. income and employment taxes required to be withheld. The Option may be exercised by delivery of written or electronic notice of exercise to the Company or its designee (including a third-party-administrator) in accordance with the terms hereof. The Exercise Price and all applicable required withholding taxes shall be payable (i) in cash, check, cash equivalent and/or in shares of Common Stock valued at the Fair Market Value at the time the Option is exercised (including, pursuant to procedures approved by the Committee, by means of attestation of ownership of a sufficient number of shares of Common Stock in lieu of actual delivery of such shares to the Company); provided that such shares of Common Stock are not subject to any pledge or other security interest; or (ii) by such other method as the Committee may permit in its sole discretion, including without limitation: (A) in other property having a Fair Market Value equal to the Exercise Price and all applicable required withholding taxes, (B) if there is a public market for the shares of Common Stock at such time, by means of a broker-assisted “cashless exercise” pursuant to which the Company is delivered a copy of irrevocable instructions to a stockbroker to sell the shares of Common Stock otherwise deliverable upon the exercise of the Option and to deliver promptly to the Company an amount equal to the Exercise Price and all applicable required withholding taxes, or (C) by means of a “net exercise” procedure effected by withholding the minimum number of shares of Common Stock otherwise deliverable in respect of an Option that are needed to pay for the Exercise Price and all applicable required withholding taxes. Any fractional shares of Common Stock resulting from the application of this Section 4 shall be settled in cash.

5. Rights as a Stockholder. The Participant shall not be deemed for any purpose to be the owner of any shares of Common Stock subject to this Option unless, until and to the extent that (i) this Option shall have been exercised pursuant to its terms, (ii) the Company shall have issued and delivered to the Participant the Option Shares and (iii) the Participant’s name shall have been entered as a stockholder of record with respect to such Option Shares on the books of the Company. The Company shall cause the actions described in clauses (ii) and (iii) of the preceding sentence to occur promptly following settlement as contemplated by this Agreement, subject to compliance with applicable laws.

6. Compliance with Legal Requirements.

(a) Generally. The granting and exercising of the Option, and any other obligations of the Company under this Agreement, shall be subject to all applicable U.S. federal, state and local laws, rules and regulations, all applicable non-U.S. laws, rules and regulations and to such approvals by any regulatory or governmental agency as may be required. The Participant agrees to take all steps that the Committee or the Company determines are reasonably necessary to comply with all applicable provisions of U.S. federal and state securities law and non-U.S. securities law in exercising the Participant’s rights under this Agreement.

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(b) Tax Withholding. Any exercise of the Option shall be subject to the Participant’s satisfying any applicable U.S. federal, state and local tax withholding obligations and non-U.S. tax withholding obligations. The Company shall have the right and is hereby authorized to withhold from any amounts payable to the Participant in connection with the Option or otherwise the amount of any required withholding taxes in respect of the Option, its exercise or any payment or transfer of the Option or under the Plan and to take any such other action as the Committee or the Company deem necessary to satisfy all obligations for the payment of such withholding taxes (up to the maximum permissible withholding amounts), including the right to use a broker-assisted “cashless exercise” as described in Section 4 hereof. The Participant may elect to satisfy (if a broker-assisted “cashless exercise” is not available), and the Company may in all events require the Participant to satisfy, in whole or in part, the tax obligations by withholding shares of Common Stock that would otherwise be received upon exercise of the Option with a Fair Market Value equal to such withholding liability.

7. Clawback. Notwithstanding anything to the contrary contained herein, the Committee may cancel the Option award if the Participant, without the consent of the Company, has engaged in or engages in activity that is in conflict with or adverse to the interests of the Company or any Affiliate while employed by, serving as a director of, or otherwise providing services to the Company or any Subsidiary, including fraud or conduct contributing to any financial restatements or irregularities, or violates a non-competition, non-solicitation, non-disparagement or non-disclosure covenant or agreement with the Company or any Subsidiary (after giving effect to any applicable cure period set forth therein), as determined by the Committee. In such event, the Participant will forfeit any compensation, gain or other value realized thereafter on the vesting or exercise of the Option, the sale or other transfer of the Option, or the sale of shares of Common Stock acquired in respect of the Option (provided that the Option or portion thereof was exercised during the 12-month period immediately prior to the Participant’s adverse activity), and must promptly repay such amounts to the Company. If the Participant receives any amount in excess of what the Participant should have received under the terms of the Option for any reason (including without limitation by reason of a financial restatement, mistake in calculations or other administrative error), all as determined by the Committee, then the Participant shall promptly repay any such excess amount to the Company. To the extent required by applicable law or the rules and regulations of the NASDAQ or any other securities exchange or inter-dealer quotation system on which the Common Stock is listed or quoted, or if so required pursuant to a written policy adopted by the Company, the Option shall be subject (including on a retroactive basis) to clawback, forfeiture or similar requirements (and such requirements shall be deemed incorporated by reference into this Agreement).

8. Miscellaneous.

(a) Transferability. The Option may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered (a “Transfer”) by the Participant other than by will or by the laws of descent and distribution, pursuant to a qualified domestic relations order or as otherwise permitted under Section 14(b) of the Plan. Any attempted Transfer of the Option contrary to the provisions hereof, and the levy of any execution, attachment or similar process upon the Option, shall be null and void and without effect.

(b) Waiver. Any right of the Company contained in this Agreement may be waived in writing by the Committee. No waiver of any right hereunder by any party shall operate as a waiver of any other right, or as a waiver of the same right with respect to any subsequent occasion for its exercise, or as a waiver of any right to damages. No waiver by any party of any breach of this Agreement shall be held to constitute a waiver of any other breach or a waiver of the continuation of the same breach.

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(c) Section 409A. The Option is not intended to be subject to Section 409A of the Code. Notwithstanding the foregoing or any provision of the Plan or this Agreement, if any provision of the Plan or this Agreement contravenes Section 409A of the Code or could cause the Participant to incur any tax, interest or penalties under Section 409A of the Code, the Committee may, in its sole discretion and without the Participant’s consent, modify such provision to (i) comply with, or avoid being subject to, Section 409A of the Code, or to avoid the incurrence of taxes, interest and penalties under Section 409A of the Code, and/or (ii) maintain, to the maximum extent practicable, the original intent and economic benefit to the Participant of the applicable provision without materially increasing the cost to the Company or contravening the provisions of Section 409A of the Code. This Section 8(c) does not create an obligation on the part of the Company to modify the Plan or this Agreement and does not guarantee that the Option or the Option Shares will not be subject to interest and penalties under Section 409A.

(d) Notices. Any notices provided for in this Agreement or the Plan shall be in writing and shall be deemed sufficiently given if either hand delivered or if sent by fax, pdf/email or overnight courier, or by postage-paid first-class mail. Notices sent by mail shall be deemed received three business days after mailing but in no event later than the date of actual receipt. Notices shall be directed, if to the Participant, at the Participant’s address indicated by the Company’s records, or if to the Company, to the attention of the General Counsel at the Company’s principal executive office.

(e) Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.

(f) No Rights to Employment, Directorship or Service. Nothing contained in this Agreement shall be construed as giving the Participant any right to be retained, in any position, as an employee, consultant or director of the Company or any of its Affiliates or shall interfere with or restrict in any way the rights of the Company or any of its Affiliates, which are hereby expressly reserved, to remove, terminate or discharge the Participant at any time for any reason whatsoever.

(g) Fractional Shares. In lieu of issuing a fraction of a share of Common Stock resulting from any exercise of the Option or an adjustment of the Option pursuant to Section 11 of the Plan or otherwise, the Company shall be entitled to pay to the Participant an amount in cash equal to the Fair Market Value of such fractional share.

(h) Beneficiary. The Participant may file with the Committee a written designation of a beneficiary on such form as may be prescribed by the Committee and may, from time to time, amend or revoke such designation.

(i) Successors. The terms of this Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns, and of the Participant and the beneficiaries, executors, administrators, heirs and successors of the Participant.

(j) Entire Agreement. This Agreement and the Plan contain the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and supersede all prior communications, representations and negotiations in respect thereto, other than any other non-competition, non-solicitation, non-disparagement or non-disclosure or other similar agreement to which the Participant may be a party, the covenants of which shall continue to apply to the Participant, in accordance with the terms of such agreement. No change, modification or waiver of any provision of this Agreement shall be valid unless the same be in writing and signed by the parties hereto, except for any changes permitted without consent under Section 11 or 13 of the Plan.

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(k) Governing Law and Venue. This Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware, without regard to principles of conflicts of laws thereof, or principles of conflicts of laws of any other jurisdiction that could cause the application of the laws of any jurisdiction other than the State of Delaware.

(i) Dispute Resolution; Consent to Jurisdiction. All disputes between or among any Persons arising out of or in any way connected with the Plan, this Agreement or the Option shall be solely and finally settled by the Committee, acting in good faith, the determination of which shall be final. Any matters not covered by the preceding sentence shall be solely and finally settled in accordance with the Plan, and the Participant and the Company consent to the personal jurisdiction of the United States federal and state courts sitting in Wilmington, Delaware, as the exclusive jurisdiction with respect to matters arising out of or related to the enforcement of the Committee’s determinations and resolution of matters, if any, related to the Plan or this Agreement not required to be resolved by the Committee. Each such Person hereby irrevocably consents to the service of process of any of the aforementioned courts in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the last known address of such Person, such service to become effective ten (10) days after such mailing.

(ii) Waiver of Jury Trial. Each party hereto hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any legal proceeding directly or indirectly arising out of or relating to this Agreement or the transactions contemplated (whether based on contract, tort or any other theory). Each party hereto (A) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (B) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this section.

(l) Headings. The headings of the Sections hereof are provided for convenience only and are not to serve as a basis for interpretation or construction, and shall not constitute a part, of this Agreement.

(m) Counterparts. This Agreement may be executed in one or more counterparts (including via facsimile and electronic image scan (pdf)), each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

(n) Electronic Signature and Delivery. This Agreement may be accepted by return signature or by electronic confirmation. By accepting this Agreement, the Participant consents to the electronic delivery of prospectuses, annual reports and other information required to be delivered by U.S. Securities and Exchange Commission rules (which consent may be revoked in writing by the Participant at any time upon three business days’ notice to the Company, in which case subsequent prospectuses, annual reports and other information will be delivered in hard copy to the Participant).

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(o) Electronic Participation in Plan. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

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IN WITNESS WHEREOF, this Nonqualified Option Award Agreement has been executed by the Company and the Participant as of the day first written above.

DRIVEN BRANDS HOLDINGS INC.

By:
Name:
Title:

PARTICIPANT

[NAME]

[Signature page to Nonqualified Option Award Agreement]

Exhibit A

Vesting of Options

1. General. As of the Date of Grant, [__] of the Options shall be vested and [__] of the Options shall be unvested (the “Unvested Options”). Of the Unvested Options, [__] are Time-Vesting Options, and shall be eligible to vest in accordance with Section 2 of this Exhibit A and [__] are Performance-Vesting Options, and shall be eligible to vest in accordance with Section 3 of this Exhibit A.

2. Time-Vesting Options.

(a) General. Subject to Participant’s Continuous Service on the vesting date, the Time-Vesting Options shall vest in [__] equal installments (rounded to the nearest integer) on the following [__] anniversaries of [___].

(b) Sale Transaction. All outstanding and unvested Time-Vesting Options shall immediately vest on a Sale Transaction.

(c) Forfeiture. If Participant’s Continuous Service terminates for any reason, Participant shall forfeit all right, title, and interest in and to any unvested Time-Vesting Options as of the date of such termination, and such unvested Time-Vesting Options shall be cancelled without further consideration or any act or action by Participant. In addition, Participant shall forfeit all right, title, and interest in and to any outstanding Time-Vesting Options that have vested upon the earliest to occur of the following circumstances: (x) immediately upon termination of the Participant’s Continuous Service if such termination is for Cause; (y) following termination of the Participant’s Continuous Service, if the Participant breaches any of his or her post-termination covenants in any agreement between the Participant and the Company (or its Subsidiaries); or (z) if the Participant fails to properly execute any general release required to be executed pursuant to Section 4(a) of the Restricted Stock Award Agreement.

3. Performance-Vesting Options.

(a) General. Performance- Vesting Options shall be eligible to vest upon a Sale Transaction, in the applicable amount as set forth below (rounded to the nearest integer):

i. If, in connection with a Sale Transaction, the Sponsor Group achieves an IRR equal to or greater than 17.5%, then 50% of the Performance-Vesting Options shall vest; and

ii. If, in connection with a Sale Transaction, the Sponsor Group achieves an IRR equal to or greater than 24%, then the other 50% of the Performance-Vesting Options shall vest (resulting in vesting of 100% of the Performance-Vesting Options).

(b) Additional Performance Vesting Events.

i. Any outstanding Performance-Vesting Options shall be eligible to vest as of the end of any fiscal year-end of the Company if (x) the Sponsor Group and RC IV Cayman ICW Holdings LLC and its equityholders collectively own and control less than 50% of the equity and voting interests in the Company as of such fiscal year-end, and (y) during such fiscal year the Sponsor Group has received additional Sponsor Cash Inflows. In such event, at such fiscal year-end the IRR shall be recalculated reflecting the applicable dates of receipt of such additional Sponsor Cash Inflows to determine whether any additional Performance-Vesting Options (that have not otherwise previously been forfeited pursuant to this Agreement) shall vest.

ii. In addition, commencing as of the Company’s 2023 fiscal year-end, any outstanding Performance-Vesting Options shall be eligible to vest in accordance with the following (without regard to whether the foregoing clause (b)(i) applies) (rounded to the nearest integer):

A. At the end of the Company’s 2023 fiscal year-end, the IRR will be calculated taking into account (i) the prior Sponsor Cash Inflows (and the applicable dates thereof) and (ii) the proceeds Sponsor Group would have received if it had sold all of its remaining shares of Company common stock at the VWAP of the last 90 trading days of the fiscal year:

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1/3 of 50% (i.e., 16.667%) of the Performance-Vesting Options will be vested if the 17.5% IRR threshold would have been achieved in such deemed sale (if not previously achieved in any earlier IRR measurement); and

•	1/3 of 100% (i.e., 33.333%) of the Performance-Vesting Options will be vested if the 24% IRR threshold would have been achieved in such deemed sale.

B. At the end of the Company’s 2024 fiscal year-end, the same process described in the immediately preceding clause (A) will be applied (based on the VWAP of the last 90 trading days of the fiscal year):

•	2/3 of 50% (i.e., 33.333%) of the Performance-Vesting Options will be vested if the 17.5% IRR threshold would have been achieved in such deemed sale; and

•	2/3 of 100% (i.e., 66.667%) of the Performance-Vesting Options will be vested if the 24% IRR threshold would have been achieved in such deemed sale.

For the avoidance of doubt, if the 17.5% IRR threshold had been previously achieved as of the Company’s 2023 fiscal year-end, an incremental portion (for not more than a cumulative total of 33.333%) will be vested; and if the 24% IRR threshold had been previously achieved as of the Company’s 2023 fiscal year-end, an incremental portion (for a cumulative total of 66.667%) will be vested.

C. At the end of the Company’s 2025 fiscal year-end (and each subsequent fiscal year), the same process will be applied (based on the VWAP of the last 90 trading days of the applicable fiscal year):

•	50% of the Performance-Vesting Options will be vested if the 17.5% IRR threshold would have been achieved in such deemed sale; and

•	100% of the Performance-Vesting Options will be vested if the 24% IRR threshold would have been achieved in such deemed sale.

For the avoidance of doubt, if the 17.5% IRR threshold had been previously achieved, an incremental portion (for a cumulative total of 50%) will be vested; and if the 24.0% IRR threshold had been previously achieved, the remainder (i.e., 100%) will be vested. No more than a total of 50% of the Performance-Vesting Options may cumulatively vest unless the 24% IRR threshold has been achieved (or would have been achieved in the foregoing deemed sales).

(c) Additional Post-Termination Vesting Events.

i. Participant will also vest in any Performance-Vesting Options if the vesting requirements in this Section 3 are met and Participant’s Continuous Service is terminated by the Company without Cause or Participant resigns with Good Reason (if applicable) within the six month period prior to the date of consummation of a Sale Transaction.

ii. Unvested Performance-Vesting Options will vest on a pro rata basis in connection with a Sale Transaction if Participant dies or become disabled prior to the date of the Sale Transaction, so long as the vesting requirements specified above are met in connection with the Sale Transaction. Such pro rata vesting will be based on the length of the time period between the Date of Grant and Participant’s death or disability over the length of the time period between the Date of Grant and the date of the Sale Transaction.

(d) Forfeiture.

i. If Participant’s Continuous Service terminates for any reason, Participant shall forfeit all right, title, and interest in and to any outstanding unvested Performance-Vesting Options as of the date of such termination, and such forfeited Performance-Vesting Options shall be cancelled without consideration or any act or action by Participant or the Company (except as otherwise provided in Section 3 of this Exhibit A); provided, that any Performance-Vesting Options that could potentially vest under Section 3(b)(i) of this Exhibit A (due to additional Sponsor Cash Inflows that occurred prior to the date of termination of such Participant’s Continuous Service) shall not be forfeited on such date of termination, and shall remain outstanding through the end of the fiscal year in which such date of termination occurs, and either vest if the conditions of Section 3(b)(i) of this Exhibit A are satisfied or shall be thereafter forfeited if such conditions are not satisfied.

ii. Upon a Sale Transaction that results in the Sponsor Group no longer holding any Common Stock, Participant shall forfeit all right, title, and interest in and to any Performance-Vesting Options for which the performance criteria are not met in accordance with the foregoing provisions of this Section 3 of this Exhibit A, and such unvested Performance-Vesting Options shall be cancelled without further consideration or any act or action by Participant.

iii. In addition, Participant shall forfeit all right, title, and interest in and to any outstanding Performance-Vesting Options that have vested upon the earliest to occur of the following circumstances: (x) immediately upon termination of the Participant’s Continuous Service if such termination is for Cause; (y) following termination of the Participant’s Continuous Service, if the Participant breaches any of his or her post-termination covenants in any agreement between the Participant and the Company (or its Subsidiaries); or (z) if the Participant fails to properly execute any general release required to be executed pursuant to Section 4(a) of the Restricted Stock Award Agreement.

4. Defined Terms. Capitalized terms used but not otherwise defined in this Exhibit A have the following meanings:

a. “Affiliate” has the meaning specified in the DI LLC Operating Agreement immediately prior to the liquidation of DI LLC.

b. “Board” means the board of directors of the Company.

c. “Capital Contributions” has the meaning specified in the DI LLC Operating Agreement immediately prior to the liquidation of DI LLC (and for the avoidance of doubt includes any Capital Contributions through the date of liquidation of DI LLC made by such shareholder that relate to the interests in DI LLC in respect of which such shareholder received shares of Common Stock) and, with respect to periods thereafter, shall be determined and interpreted in a substantially equivalent manner by reference to the shares of Common Stock received in respect of the shareholder’s prior interests in DI LLC).

d. “Cause” has the meaning specified in Participant’s employment agreement with the Company or one of its Subsidiaries, if any, or if there is no such employment agreement, means the (i) embezzlement, theft, misappropriation or conversion, or attempted embezzlement, theft, misappropriation or conversion, by Participant of any property, funds or business opportunity of the Company or any of its Subsidiaries; (ii) willful failure or refusal by Participant to perform any directive of the Board or the Chief Executive Officer or the duties of his or her employment which continues for a period of thirty (30) days following notice thereof by the Board or the Chief Executive Officer to Participant; (iii) any act by Participant constituting a felony (or its equivalent in any non-United States jurisdiction) or otherwise involving theft, fraud, dishonesty, misrepresentation or moral turpitude; (iv) indictment for, conviction of, or plea of nolo contendere (or a similar plea) to, or the failure of Participant to contest his or her prosecution for, any other criminal offense; (v) any violation of any law, rule or regulation (collectively, “Law”) relating in any way to the business or activities of the Company or its Subsidiaries, or other Law that is violated during the course of Participant’s performance of services, regulatory disqualification or failure to comply with any legal or compliance policies or code of ethics, code of business conduct, conflicts of interest policy or similar policies of the Company or its Subsidiaries; (vi) gross negligence or material willful misconduct on the part of Participant in the performance of his or her duties as an employee, officer or director of the Company or any of its Subsidiaries; (vii) Participant’s breach of fiduciary duty or duty of loyalty to the Company or any of its Subsidiaries; (viii) any act or omission to act of Participant intended to materially harm or damage the business, property, operations, financial condition or reputation of the Company or any of its Subsidiaries; (ix) Participant’s failure to cooperate, if requested by the Board, with any investigation or inquiry into the business practices, whether internal or external, or the Company and its Subsidiaries or Participant, including Participant’s refusal to be deposed or to provide testimony or evidence at any trial, proceeding or inquiry; (x) any chemical dependence of Participant which materially interferes with the performance of his or her duties and responsibilities to the Company or any of its Subsidiaries; or (xi) Participant’s voluntary resignation or other termination of employment effected by Participant at any time when the Company could effect such termination with Cause.

e. “Common Stock” means the common stock of the Company, par value $0.01 per share (and any stock or other securities into which such common stock may be converted or into which it may be exchanged).

f. “Company Subsidiary” means any corporation, limited liability company, partnership, association or business entity of which the Company owns, directly or indirectly, more than 50% of the outstanding voting Equity Securities of such entity.

g. “Continuous Service” has the meaning specified in the DI LLC Plan.

h. “Distribution” has the meaning specified in the DI LLC Operating Agreement immediately prior to the liquidation of DI LLC (and, with respect to periods thereafter, shall be determined and interpreted in a substantially equivalent manner by reference to distributions made with respect to the shares of Common Stock received in respect of the shareholder’s prior interests in DI LLC).

i. “Equity Securities” has the meaning specified in the DI LLC Operating Agreement immediately prior to the liquidation of DI LLC.

j. “Fair Market Value” has the meaning specified in the DI LLC Operating Agreement immediately prior to the liquidation of DI LLC.

k. “Good Reason” has the meaning specified in Participant’s employment agreement with the Company or one of its Subsidiaries, if any, or, if there is no such employment agreement that defines Good Reason, the provisions in this Agreement relating to Good Reason shall not apply.

l. “IRR” has the meaning specified in the DI LLC Operating Agreement immediately prior to the liquidation of DI LLC.

m. “Person” has the meaning specified in the DI LLC Operating Agreement immediately prior to the liquidation of DI LLC.

n. “Sale Transaction” means either (i) the sale, lease, transfer, conveyance or other disposition, in one transaction or a series of related transactions (including by way of merger, consolidation, recapitalization, reorganization or sale of securities of one or more of the Company’s Subsidiaries), to any Person for value, of all or substantially all of the assets of the Company and its Subsidiaries on a consolidated basis or (ii) a transaction or series of transactions (including by way of merger, consolidation, recapitalization, reorganization or sale of securities by the holders of securities of the Company) with any Person the result of which is that the shareholders immediately prior to such transaction are (after giving effect to such transaction) no longer, in the aggregate, the “beneficial owners” (as such term is defined in Rule 13d-3 and Rule 13d-5 promulgated under the Securities Exchange Act of 1934, as amended, and applicable rules and regulations thereunder, and any successor to such statute, rules or regulations), directly or indirectly through one or more intermediaries, of more than 50% of the shares of the Company on an as converted fully-diluted basis. Notwithstanding the foregoing, a Sale Transaction shall not include any such transaction effected by the issuance of Equity Securities by the Company or any of its Subsidiaries without any subsequent redemptions of other Equity Securities of the Company.

o. “Sponsor” has the meaning specified in the DI LLC Operating Agreement immediately prior to the liquidation of DI LLC (and, with respect to periods thereafter, shall be determined and interpreted as applicable in a substantially equivalent manner by reference to the Company in lieu of DI LLC).

p. “Sponsor Cash Inflows” means, as of any date of determination, all cash payments or other cash Distributions (other than Tax Distributions) actually received by the Sponsor Group on or prior to such date with respect to debt or Equity Securities of the Company, the Company Subsidiaries or Affiliates of the Company prior to such date by the Sponsor Group (whether such payments are received from the Company, Company Subsidiaries or Affiliates of the Company or any third party, and including any cash payments received by the Sponsor Group under the Tax Receivable Agreement). Sponsor Cash Inflows will include any fees payable to Roark Capital Management, LLC or another Sponsor Affiliate under a management services agreement, transaction services agreement, or other similar agreement (but excluding any out of pocket expenses reimbursed under any such management services agreement or transaction services agreement); provided, that “Sponsor Cash Inflows” shall not include any such fees paid pursuant to the ICWG Management Agreement (as defined in the DI LLC Operating Agreement immediately prior to the liquidation of DI LLC) prior to, on or following the date hereof. For the sake of clarity, “Sponsor Cash Inflows” shall not include any such payments or Distributions to RC IV Cayman ICW Holdings LLC or its equityholders.

q. “Sponsor Cash Outflows” means as of any date of determination, all cash payments and cash investments made by the Sponsor Group (i) to acquire the Class A Common Units, and (ii) to and in the Company, Company Subsidiaries and Affiliates of the Company to acquire Equity Securities and/or debt of the Company, Company Subsidiaries and Affiliates of the Company, including all Capital Contributions made by (or deemed to have been made by) the Sponsor Group. For the sake of clarity, “Sponsor Cash Outflows” shall not include any such payments or investments by RC IV Cayman ICW Holdings LLC or its equityholders.

r. “Sponsor Group” means RC Driven Holdco LLC and its Affiliates (excluding RC IV Cayman ICW Holdings LLC or its equityholders).

s. “Subsidiary” has the meaning specified in the DI LLC Operating Agreement immediately prior to the liquidation of DI LLC (and, with respect to periods thereafter, shall be determined and interpreted as applicable in a substantially equivalent manner by reference to the Company in lieu of DI LLC).

t. “Tax Distribution” has the meaning specified in the DI LLC Operating Agreement immediately prior to the liquidation of DI LLC.

u. “Tax Receivable Agreement” means the Tax Receivable Agreement, dated January __, 2021, among the Company, the TRA Parties (as defined therein) and the TRA Party Representative (as defined therein).

v. “VWAP” means the volume weighted averages of the trading prices of the Common Stock on the NASDAQ (as reported by Bloomberg or, if not reported thereby, in another authoritative source selected by the Company).